Exhibit (a)(5)(A)

Clarus Announces Extension of Its Tender Offer

SALT LAKE CITY, Utah — June 5, 2018 — Clarus Corporation (NASDAQ: CLAR) (“Clarus,” “Company,” “we,” “us” or “our”) announced today that it is extending the expiration time of its previously announced tender offer (the “Tender Offer”) from 11:59 P.M., New York City time, Tuesday, June 5, 2018, to 11:59 P.M., New York City time, Friday, June 22, 2018, unless the Tender Offer is further extended.

The Tender Offer is for Clarus’ common stock, par value $0.0001 per share, as well as the preferred share purchase rights associated with such shares (collectively, the “Shares”), for an aggregate cash purchase price of up to $7,200,000 and at a per share price not greater than $7.20 nor less than $6.60, with the exact price to be determined through a “modified Dutch auction.” The Tender Offer consideration has not been modified. As of market close on June 5, 2018, American Stock Transfer & Trust Company, LLC, the depositary for the offer, has advised that approximately 16,578 Shares have been tendered and not withdrawn. Stockholders who have already tendered their shares do not have to re-tender their Shares or take any other action as a result of the extension of the expiration date of the Tender Offer.

The full terms and conditions of the Tender Offer are described in the Offer to Purchase, dated May 8, 2018 (as amended, the “Offer to Purchase”), the associated Letter of Transmittal and other materials relating to the Tender Offer that Clarus filed on May 8, 2018 with the Securities and Exchange Commission (“SEC”) and the amendment to Schedule TO filed with the SEC on June 5, 2018 (the “Amendment”). The Tender Offer is not contingent upon obtaining any financing. However, the Tender Offer is subject to a number of other terms and conditions, which are described in the Offer to Purchase.

None of Clarus, the members of its board of directors, its executive officers, the information agent or the depositary for the Tender Offer are making any recommendation to stockholders as to whether to tender or refrain from tendering their Shares or as to any price at which they might tender their Shares. Stockholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Tender Offer, stockholders should read carefully the information in the Offer to Purchase, the related Letter of Transmittal, and the Amendment, including the information regarding the purposes and effects of the Tender Offer, and should consult their own broker or other financial and tax advisors.

D.F. King & Co., Inc. is the information agent for the Tender Offer and stockholders seeking additional information about the Tender Offer and process should call or email them at (888) 414-5566 (toll free) or clarus@dfking.com.

About Clarus Corporation

Clarus Corporation is focused on the outdoor and consumer industries, seeking opportunities to acquire and grow businesses that can generate attractive stockholder returns. The Company has substantial net operating tax loss carryforwards which it is seeking to redeploy to maximize stockholder value. Clarus’ primary business is as a leading developer, manufacturer and distributor of outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport categories. The Company’s products are principally sold under the Black Diamond®, Sierra® and PIEPS® brand names through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com or www.pieps.com.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities. On May 8, 2018, a tender offer statement on Schedule TO, including the Offer to Purchase, the Letter of Transmittal and related materials, was filed with the SEC by Clarus. On June 5, 2018, Clarus filed the Amendment. The Tender Offer is only being made pursuant to the Offer to Purchase, the Letter of Transmittal, the Amendment and related materials filed as a part of the Schedule TO. Stockholders should read carefully the Offer to Purchase, Letter of Transmittal, the Amendment and related materials because they contain important information, including the various terms of, and conditions to, the Tender Offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal, the Amendment and other documents that Clarus has filed with the SEC at the SEC’s website at www.sec.gov, from Clarus’ website at www.claruscorp.com or by calling or emailing D.F. King & Co., Inc., the information agent for the Tender Offer, at (888) 414-5566 (toll free) or clarus@dfking.com. Stockholders are urged to read these materials carefully prior to making any decision with respect to the offer.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets, including the ability to obtain sufficient financing; the financial strength of the Company’s customers; the Company’s ability to implement its growth strategy, including its ability to organically grow each of its historical product lines, the ability of the Company to identify potential acquisition or investment opportunities as part of its acquisition strategy; the Company’s ability to successfully execute its acquisition strategy or that any such strategy will result in the Company’s future profitability; the Company’s ability to successfully integrate Sierra Bullets, L.L.C.; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company’s manufacturing facilities and foreign suppliers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; legal, regulatory, political and economic risks in international markets; the additional leverage that we may incur to finance the Tender Offer could adversely affect our capital resources, financial condition and liquidity; our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Tender Offer and other share repurchases; and the commencement and completion of the Tender Offer. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-552-9600

warren.kanders@claruscorp.com

or

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Chief Administrative Officer and

Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

CLAR@liolios.com